SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

     Commission File Number             `33 Act No. 33-12617
                                        `34 Act No.  0-16797

     IDS/BALCOR INCOME PARTNERS
     A REAL ESTATE LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)


     2355 Waukegan Road, Suite A-200, Bannockburn, Illinois  60015
     (847) 267-1600
-------------------------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     Limited Partnership Interests
------------------------------------------------------------------------------
     (Title of each class of securities covered by this Form)


     None
-------------------------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)      [ ]
     Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
     Rule 15d-6               [ ]

     Approximate number of holders of record as of the certificate or notice date:

     None
---------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, IDS/Balcor Income Partners A Real Estate Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date:  December 31, 1996


                    IDS/Balcor Income Partners A Real Estate Limited Partnership, an Illinois limited partnership

                    By:  Balcor Affiliated Partners - 87, Inc.,
                         an Illinois corporation, a general partner


                    By:   /s/ Jerry M. Ogle
                         ----------------------------------
                          Jerry M. Ogle
                    Its:  Vice President and Secretary


                    By:  IDS Realty Corporation,
                         a Minnesota corporation, a general partner

                    By:  /s/Georgiann Holmquist
                         ----------------------------------
                         Georgiann Holmquist
                    Its: Vice President